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                                                                    EXHIBIT 23.3


                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (File No. 333-29243), of our report dated January 13, 1997, except for Note 20 as to which the date is February 13, 1997, included in the Annual Report of Portsmouth Bank Shares, Inc. and Subsidiary for the year ended December 31, 1996 and incorporated by reference in the Current Report on Form 8-K of CFX Corporation dated as of August 29, 1997, and to the reference to us in Item 5 of the Post-Effective Amendment.

                                        /s/ Shatswell, MacLeod & Company, P.C.
                                        --------------------------------------
                                        Shatswell, MacLeod & Company, P.C.


West Peabody, Massachusetts
September 18, 1997